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                                                                     Exhibit 3.1




                           CERTIFICATE OF AMENDMENT OF
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                          DAY INTERNATIONAL GROUP, INC.

            (Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware)

           Day International Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify:

           1. That the Board of Directors of the Corporation by unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable that the portion of section A of Article Fourth of the Certificate of Incorporation prior to subsection "a. Common Stock" thereof be amended so that as amended such portion shall read in its entirety as follows:

           "FOURTH:

           A.   AUTHORIZED SHARES
                -----------------

                The total number of shares of capital stock which the Corporation has authority to issue is 855,000 shares consisting of:

                (1) 500,000 shares of a class of Cumulative Preference Stock, par value $.01 per share (the "Cumulative Preference Stock"); and

                (2) 105,000 shares of Preferred Stock, par value $.01 per share
               (the "Preferred Stock"); and

                (3) 200,000 shares of Class A Voting Common Stock, par value $.01 per share (the "Class A Common Stock"), and

                (4) 50,000 shares of Class B Non-Voting Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock").

                The number of authorized shares of the class of Cumulative Preference Stock may be increased or decreased, but not below the number of shares thereof outstanding, by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of subsection (b)(2) of Section 242 of the General Corporation Law of State of Delaware.




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           2. That the Board of Directors of the Corporation by unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable that a new subsection "c" be added at the end of section A of Article Fourth of the Certificate of Incorporation, to read in its entirety as follows:

           c.  CUMULATIVE PREFERENCE STOCK
               ---------------------------

                Shares of Cumulative Preference Stock may be issued from time to time in one or more series. Unless consented to by the affirmative vote of the holders of a majority of the Preferred Stock, Cumulative Preference Stock shall, in respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, rank junior to the Preferred Stock. In all other respects, the Board of Directors of the Corporation is hereby authorized to determine and alter all rights, preferences and privileges and qualifications, limitations and restrictions thereof (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any wholly unissued series of Cumulative Preference Stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease (but not below the number of shares of such series the outstanding) the number of shares of any series subsequent to the issue of shares of that series the outstanding. In the event that the number of any shares is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series."

           3. That the stockholders of the Corporation have adopted a resolution authorizing the amendments to the Certificate of Incorporation herein above set forth.

           4. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.


                 IN WITNESS WHEREOF, DAY INTERNATIONAL GROUP, INC. has caused this instrument to be executed for and on its behalf by its President thereunto duly authorized, and attested by the Vice President, this 15th day of October, 1999.


                                   DAY INTERNATIONAL GROUP, INC.



                                   By:   /s/ Dennis R. Wolters
                                       ----------------------------------------
                                   Name: Dennis R. Wolters
                                   Title: President and Chief Executive Officer

ATTEST:


 /s/ David B. Freimuth
-----------------------------
Name: David B. Freimuth
Title: Vice President